REPORT  OF  INDEPENDENT  ACCOUNTANTS  ON  FINANCIAL  STATEMENT  SCHEDULE

To the Stockholders and Board of Directors of RockShox, Inc.:

Our audits of the consolidated financial statements of RockShox, Inc. referred to in our report dated April 27, 1999 appearing in this Annual Report on Form 10-K also included an audit of the financial statement schedule listed in Item 14(a)(2) of this Form 10-K for the years ended March 31, 1999 and 1998. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein for the years ended March 31, 1999 and 1998 when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers  LLP


     San  Jose,  CA
     April  27,  1999


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